NEWS
RELEASE

2005-20

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL REPORTS MOST PROFITABLE QUARTER IN COMPANY HISTORY

HOUSTON, TEXAS, November 3, 2005 - Frontier Oil Corporation (NYSE: FTO) today announced record quarterly net income of $109.2 million, or $1.91 per diluted share for the quarter ended September 30, 2005, compared to net income of $23.8 million, or $0.43 per diluted share, for the same period of 2004. For the nine months ended September 30, 2005, net income totaled a record $209.6 million, or $3.70 per diluted share, compared to $69.5 million, or $1.27 per diluted share for the nine months ended September 30, 2004.

Frontier’s record quarterly earnings are attributable to outstanding diesel and gasoline crack spreads, wide crude oil differentials and improved refinery utilization. Although our refineries operated at their maximum capacity during the third quarter 2005, hurricanes Rita and Katrina caused substantial damage to refineries located on the Gulf Coast. Gasoline and diesel crack spreads increased sharply during the third quarter 2005, due in part to Gulf Coast refinery outages, as well as to the lack of domestic refining capacity. The diesel crack spread increased to an average of $18.38 per barrel for the third quarter 2005, well above the $8.10 per barrel in the third quarter of 2004. The gasoline crack spread also improved significantly to an average of $18.11 per barrel in the third quarter of 2005 compared to an average of $8.88 per barrel in the third quarter 2004. The light/heavy crude oil differential increased to $14.93 per barrel for the quarter ended September 30, 2005 compared to $9.28 for the quarter ended September 30, 2004. Similarly, the WTI/WTS crude oil differential increased to $3.13 per barrel for the quarter compared to $2.95 per barrel for the third quarter of 2004.

Frontier’s crude oil charge for the third quarter 2005 averaged 161,416 barrels per day (bpd), approximately 8,700 bpd more than the average 152,724 bpd the Company charged in the third quarter of 2004. As a result, total product sales averaged 177,196 bpd for the third quarter 2005, compared to 174,204 bpd in the third quarter of 2004.

For the nine months ending September 30, 2005, Frontier generated $239.7 million cash from operating activities while incurring $78.5 million of capital expenditures. Frontier’s balance sheet remains in excellent shape at quarter end with a cash balance of $286.6 million and no borrowings under the Company’s revolving credit facility. Frontier’s cash exceeded its debt by $136.6 million as of September 30, 2005.

Frontier’s Chairman, President and CEO, James Gibbs, commented, “Our year to date earnings have been exceptional and our October results were also outstanding. We have amassed significant cash from operations and along with considering capital improvement projects at our refineries, our Board of Directors will evaluate a number of alternatives to return value to our shareholders at the board meeting scheduled for the end of this month.”

The third quarter 2005 results include an after-tax inventory gain of approximately $25.4 million, or $0.44 per diluted share, compared to a gain of $13.1 million, or $0.24 per diluted share, for the same period of 2004. The nine months ended September 30, 2005 include an after-tax inventory gain of $43.7 million, or $0.77 per diluted share, compared to a gain of $27.9 million, or $0.51 per diluted share, for the nine-month period ended September 30, 2004.

Conference Call

A conference call is scheduled for today, November 3, 2005, at 11:00 a.m. eastern time, to discuss the financial results. To access the call, please dial (800) 289-0496. For those individuals outside the United States, please call (913) 981-5519. A recorded replay of the call may be heard through November 17, 2005 by dialing (888) 203-1112 (international callers (719) 457-0820) and entering the code 3285148. In addition, the real-time conference call and a recorded replay will be webcast by PR Newswire. To access the call or the replay via the Internet, go to www.frontieroil.com and register from the Investor Relations page of the site.

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 52,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

FRONTIER OIL CORPORATION

	Nine Months Ended		Three Months Ended
	September 30		September 30
	2005	2004	2005	2004
INCOME STATEMENT DATA ($000's except per share)
Revenues	$2,850,850	$2,058,312	$1,185,930	$785,076
Raw material, freight and other costs	2,282,546	1,719,851	931,495	671,400
Refinery operating expenses, excluding depreciation	173,877	162,124	58,702	55,721
Selling and general expenses	25,118	20,921	8,677	7,075
Merger termination and legal costs	47	3,820	10	157
Operating income before depreciation	369,262	151,596	187,046	50,723
Depreciation and amortization	26,661	23,928	9,796	8,166
Operating income	342,601	127,668	177,250	42,557
Interest expense and other financing costs	8,335	17,618	2,359	5,813
Interest and investment income	(3,864)	(890)	(2,137)	(485)
Gain on involuntary conversion of assets	-	(594)	-	-
Provision for income taxes	128,548	42,009	67,843	13,437
Net income	$209,582	$69,525	$109,185	$23,792
Net income per diluted share	$3.70	$1.27	$1.91	$0.43
Average shares outstanding (000's)	56,699	54,598	57,303	54,890

OTHER FINANCIAL DATA ($000's)
Adjusted EBITDA (1)	$369,262	$152,190	$187,046	$50,723
Cash flow before changes in working capital	286,192	124,222	139,534	40,799
Working capital changes	(46,450)	(18,766)	1,044	1,259
Net cash provided by operating activities	239,742	105,456	140,578	42,058
Net cash used in investing activities	(78,533)	(33,120)	(20,158)	(3,020)

OPERATIONS
Consolidated
Operations (bpd)
Total charges	166,249	164,818	176,566	169,436
Gasoline yields	80,449	81,918	85,827	84,477
Diesel and jet fuel yields	54,216	52,487	55,409	55,057
Total sales	166,656	164,803	177,196	174,204

Refinery operating margin information ( per sales bbl)
Refined products revenue	$62.69	$45.84	$72.85	$49.39
Raw material, freight and other costs	50.17	38.09	57.14	41.89
Refinery operating expenses, excluding depreciation	3.82	3.59	3.60	3.48
Depreciation and amortization	0.58	0.51	0.60	0.49

Light/Heavy crude oil differential (per bbl)	$14.39	$8.75	$14.93	$9.28
WTI/WTS crude oil differential (per bbl)	4.16	3.04	3.13	2.95

BALANCE SHEET DATA ($000's)	At September 30, 2005		At December 31, 2004
Cash, including cash equivalents (a)		$ 286,553		$ 124,389
Working capital		295,045		97,261
Short-term and current debt (b)		-		-
Total long-term debt (c)		150,000		150,000
Shareholders’ equity (d)		471,033		240,113
Net debt to book capitalization (b+c-a)/(b+c-a+d)		-40.8%		9.6%

(1) Adjusted EBITDA represents income before interest expense, interest and investment income, income tax, and depreciation and amortization. Adjusted EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the adjusted EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company. Adjusted EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. Adjusted EBITDA is not necessarily comparable to similarly titled measures of other companies. Adjusted EBITDA is presented here because it enhances an investor’s understanding of Frontier’s ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures. Adjusted EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s adjusted EBITDA for the nine and three months ended September 30, 2005 and 2004 is reconciled to net income as follows:

	Nine Months Ended		Three Months Ended
	September 30		September 30
	2005	2004	2005	2004
Net income	$209,582	$69,525	$109,185	$23,792
Add provision for income taxes	128,548	42,009	67,843	13,437
Add interest expense and other financing costs	8,335	17,618	2,359	5,813
Subtract interest and investment income	(3,864)	(890)	(2,137)	(485)
Add depreciation and amortization	26,661	23,928	9,796	8,166
Adjusted EBITDA	$369,262	$152,190	$187,046	$50,723

*****